Exhibit 99.1

Santeon Files 2012 SEC Form 10-K and
Announces Record Financial Results

●	Full Year Revenue of $4.3 million increased 90% over prior year
●	Full Year Gross Profit of $2.0 million increased 126% over prior year
●	Gross Profit margin improved from 40% in 2011 to 47% in 2012
●	2012 Net Income of $186K vs. Net Loss of $475K in the prior year
●	2012 Earnings Per Share of $0.16 vs. ($0.41) in the prior year
●	Nearly $360K of Net Cash Generated from Operating Activities for the Full Year 2012
●	Significantly Stronger Financial Position at year end

RESTON, VA - Santeon Group Inc. (OTC: SANT, “Santeon” or “the Company”) announced today that it filed its full year 2012 financial results on SEC Form 10-K and reported record financial results for the year ending December 31, 2012.

“We are very proud of our achievements and growth and the fact that we have made significant strides to grow the business organically without the need to raise either debt or equity capital. The full year 2012 results are a strong indication of this commitment to our customers, our shareholders and our employees,” commented Dr. Ashraf Rofail, Chairman and Chief Executive Officer of Santeon Group Inc. “As we kick-off 2013, our plan is to continue growing at the same revenue trajectory, stay profitable and expand our business offerings into new markets. I strongly believe that the best for Santeon is yet to come in 2013” concluded Dr. Rofail.

Full Year 2012 Financial and Operational Achievements:

•	Achieved year-over-year revenue growth of 90% for the year ended December 31, 2012 vs. 2011;
•	Grew revenue sequentially for the last six quarters;
•	Reached Net Income profitability in each of the last three consecutive quarters and for the full year 2012;

•
Produced significant net cash flows from operating activities in each of the last two quarters for the year ended December 31, 2012, achieving cash flow independence and providing the Company with operating flexibility;

•	Improved the Company’s working capital position by nearly $365K over the year ended December 31, 2011;
•	Improved Net Equity position at December 31, 2012 to nearly positive vs. negative balance of $173K at December 31, 2011;
•	Grew Agile revenue by nearly $1.1 million over 2011 due to the acquisition of two major customers in 2012 and significantly higher revenue from three other existing Agile customers;
•	Augmented consulting practice to include ten top-tier Agile coaches to serve both the commercial and government markets;
•	Significantly expanded the number of partnership agreements with major human resources software providers positioning the electronic Benefits Network (“eBN”) business for substantial future growth;
•	Launched in December 2012 a significantly improved rich media video platform, branded “ubroadcast.com”, with enhanced features and functionality;
•	Achieved full compliance with SEC filing requirements in October 2012 to provide our shareholders and investors with current information regarding the Company’s financial and operating performance;
•	Approved a stock repurchase program of up to $500K over the next twelve months; and
•
Effected a one for four hundred (1:400) reverse stock split reducing the number of shares outstanding from approximately four hundred seventy-six million to approximately one million two hundred thousand to enhance and stabilize the share price as well as attract the attention of larger potential shareholders.

Financial Highlights:

“The past year was in many ways a break-out year for Santeon and we are especially proud of the Company’s financial and operating achievements. The Company is on more solid financial footing than in previous periods and we continue to make strides toward enhancing and securing the financial profile,” said Mark Guirgis, Executive Vice President and Chief Financial Officer. “The Company has steadily grown the top line over the last six quarters and, including the fourth quarter 2012, has shown three consecutive quarters of Net Income. The full year 2012 showed Revenues of $4.3 million and Net Income of $185,815, or $0.16 per share; two first-time highs for Santeon. We are very pleased with the 2012 financial performance and believe the revenue run-rate exiting 2012 provides a stable platform for further growth,” continued Mr. Guirgis.

SANTEON GROUP INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fourth Quarter	Third Quarter	Fourth Quarter	Full Year	Full Year
	2012	2012	2011	2012	2011

Revenues	$1,378,584	$1,196,711	$722,183	$4,276,488	$2,245,389
Cost of revenues	660,593	588,741	331,080	2,269,426	1,355,873

Gross Profit	717,991	607,970	391,103	2,007,062	889,516

Total operating expenses	594,489	457,938	389,757	1,875,077	1,372,529

Income (loss) from operations	123,502	150,032	1,345	131,985	(483,013)

Other income & expenses	(12,784)	(1,149)	(19,772)	53,004	8,549
Gain (loss) from foreign currency transactions	(1,561)	1,840	102	826	(869)

Income (loss) before tax	109,158	150,723	(18,324)	185,815	(475,333)
Income tax (benefit) expense	-	-	-	-	-

Net income (loss)	$109,158	$150,723	$(18,324)	$185,815	$(475,333)

Net income (loss) per common share, basic and diluted	$0.09	$0.13	$(0.02)	$0.16	$(0.41)

Weighted average number of common shares outstanding, basic and diluted	1,190,038	1,192,734	1,171,805	1,196,616	1,147,518

“During 2012, we made significant improvements in the Company’s working capital profile (Current Assets less Current Liabilities), improving it nearly $365,000, through higher cash balances and increased accounts receivable (as a result of revenue growth), by paying down accounts payable, other accrued liabilities and expenses and by retiring, reducing or restructuring notes payable. The reduction in current liabilities and notes payable was effected with internally-generated cash.
Accounts receivable increased more than $200,000 from 2011 to 2012 due to the $2.0 million growth in revenue, less collections during the year. Accounts payable and accrued expenses grew in proportion to revenue, but overall Current Liabilities remained flat year from December 31, 2011 to December 31, 2012, thus improving the working capital deficit quite substantially.

In the first quarter 2012, we restructured a note payable converting it to an amortizing note with monthly payments of $6,015, a 36-month term and realizing a gain on the forgiveness of debt of $56,540.  In addition during the year, we repaid two outstanding notes payables amounting to $97,033.

In late 2012, the Company’s board and a majority of the Company’s shareholders approved three measures:

1.	A one-for-four hundred (1:400) reverse stock split reducing the number of shares outstanding from approximately 476 million to 1.2 million;

2.	Amendment to the Company’s Certificate of Incorporation to reduce the number of authorized shares from 700 million to 50 million; and

3.	Approval of an employee incentive stock option plan for issuance of up to 150,000 shares.

SANTEON GROUP INC.
CONSOLIDATED BALANCE SHEETS

	As of
	12/31/2012	12/31/2011
ASSETS
Current assets:
Cash	$183,785	$16,960
Accounts receivable	796,466	581,479
Other current assets	25,578	15,160
Total current assets	1,005,829	613,599

Property and equipment, net	20,364	18,746
Software assets, net	281,212	394,887
Total non-current assets	301,576	413,633

Total Assets	$1,307,405	$1,027,232

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$1,107,345	$861,879
Notes payable - related party	-	97,033
Notes payable	120,509	241,500
Total current liabilities	1,227,854	1,200,412

Long term liabilities:
Notes payable	83,166	-
Total long term liabilities	83,166	-

Stockholders' deficit:
Preferred stock, par value $0.001, 50,000,000 shares authorized: 0 shares issued and outstanding as of December 31, 2012 and 2011, respectively	-	-
Common stock, par value $0.001, 50,000,000 shares authorized; 1,201,137 and 679,050 shares issued as of December 31, 2012 and 2011, respectively and 1,184,899 and 679,050 shares outstanding as of December 31, 2012 and 2011, respectively	1,185	679
Common stock to be issued	10,000	484,590
Additional paid in capital	1,518,726	1,021,967
Treasury Stock, at cost, 16,238 shares as of December 31, 2012, 15,178 shares as of September 30, 2012 and 0 shares as of December 31, 2011	(38,925)	-
Accumulated deficit	(1,494,601)	(1,680,416)
Total stockholders' deficit	(3,615)	(173,180)

Total Liabilities and Stockholders' Deficit	$1,307,405	$1,027,232

During the full year ended December 31, 2012, Santeon generated nearly $360,000 in net cash from operating activities, another record! Most of the cash generation occurred in the second half 2012 through strong cash collections and aggressive fiscal discipline, although every quarter on a stand-alone basis was cash flow positive.

Despite almost $150,000 in repayments of notes payable and $20,000 of treasury stock repurchases, the Company grew its cash balance from $16,960 as of December 31, 2011 to $183, 785 as of December 31, 2012.

SANTEON GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$185,815	$(475,333)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	135,790	134,527
Other income	(19,155)	-
Gain on forgiveness of debt	(56,540)	(56,498)
Common stock issued for stock-based compensation	22,500	101,957
Common stock to be issued for interest expense	-	8,250
Bad debt expenses	-	6,423
Changes in operating assets and liabilities:
Accounts receivable	(214,986)	(546,801)
Other current assets	(10,419)	(6,377)
Accounts payable and accrued expenses	315,911	605,353
Net cash provided by (used in) operating activities	358,916	(228,499)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(7,434)	(12,427)
Purchase of acquired software	(16,299)	-
Net cash used in investing activities	(23,733)	(12,427)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	-	205,000
Purchases of treasury stock	(20,000)	-
Proceeds from issuance of notes payable - related party	-	72,033
Repayment of notes payable-related party	(97,033)	(40,000)
Repayment of notes payable	(51,325)	(6,500)
Net cash (used in) provided by financing activities	(168,358)	230,533

Net increase (decrease) in cash	166,825	(10,393)
Cash, beginning of the year	16,960	27,353

Cash, end of the year	$183,785	$16,960

Supplemental disclosures of cash flow information:
Income tax paid	$-	$-
Interest paid	$6,335	$-

Supplemental disclosures for non-cash investing and financing activities:
Conversion of accrued interest to note payable	$13,500	$-

Mr. Guirgis concluded his remarks by saying, “2013 will be a challenging year for Santeon, but we have assembled a great team and will continue to add talent prudently and judiciously as opportunities arise and as customer demands require. Our greatest financial and operational challenge is meeting increasing demands from our customers.”

About Santeon Group Inc.
Santeon Group Inc. is a technology company headquartered in Northern Virginia with offices in Reston, VA, Tampa, FL and Cairo, Egypt. Santeon offers products and services in Agile training and transformation, healthcare and media. Santeon's goal is to serve emerging markets by providing technically superior products and solutions while reducing the cost of ownership and deployment of these solutions through a strong channel partner and distribution model. For more information please visit our web site at http://www.santeon.com.

Safe Harbor Statement:
The preceding press release may include statements that include, among others, forward-looking statements about our beliefs, plans, objectives, goals, expectations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “target”, “goal” and similar expressions are intended to identify forward-looking statements.  All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in the forward-looking statements. Our ability to achieve our financial objectives or improve the company’s stock price could be adversely affected by many factors, including, without limitation, the following factors:  The strength of the United States economy, changes in the securities markets legislative or regulatory changes, the loss of key personnel, technological changes, changes in customer habits, our ability to manage these and other risks, and our ability to deliver products and services on time.  However, other factors besides those listed above could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. These forward-looking statements are not guarantees of future performance, but reflect the present expectations of future events by our management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Any forward-looking statements made by us speak only as of the date they are made. For additional information about Santeon’s business and financial results, refer to Santeon’s Annual Report on Form 10-K that may be found at sec.gov or on http://santeon.com/Sec_Filings.html.  Santeon undertakes no obligation to update any forward-looking statements that may be made from time to time by the company, except as may be required by applicable law, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Mark Guirgis
Santeon Group, Inc.
703-970-9200
markguirgis@santeon.com